DATA-TRACK ACCOUNT SERVICES, INC.                  S-10
                         PROFORMA BALANCE SHEET                     Page 1 of 3
                           AT AUGUST 31, 1995
                              (UNAUDITED)
                       (Thousands of Dollars)

                                                     Adjustments
                                        Per Books    Dr. (Cr.)       Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT           $110                         $  110
LESS - ACCUMULATED DEPRECIATION,
             DEPLETION AND AMORTIZATION    2                              2
                                         108             0              108
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS        113           610 (a,b)        723
    NOTES RECEIVABLE - INTERCOMPANY      400                            400
    ACCOUNTS RECEIVABLE - INTERCOMPANY    31                             31
                                         544           610            1,154

TOTAL ASSETS                            $652         $ 610           $1,262

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES       $  1                              1
    PAID IN CAPITAL                      499                            499
    EARNINGS REINVESTED IN THE
       BUSINESS                          117            25 (b,c)         92
TOTAL CAPITALIZATION                     617            25              592

CURRENT AND ACCRUED LIABILITIES
    ACCOUNTS PAYABLE                       1                              1
    ACCOUNTS PAYABLE-INTERCOMPANY          9                              9
    NOTES PAYABLE INTERCOMPANY             0          (648)(a)          648
    OTHER ACCRUALS AND CURRENT
      LIABILITIES                         29            13 (c)           16
                                          39          (635)             674

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                               (1)                            (1)
    OTHER DEFERRED CREDITS                (3)                            (3)
                                          (4)            0               (4)

TOTAL CAPITALIZATION AND LIABILITIES    $652         $(610)          $1,262

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                    DATA-TRACK ACCOUNT SERVICES, INC.                  S-10
                    PROFORMA STATEMENTS OF INCOME AND               Page 2 of 3
                   EARNINGS REINVESTED IN THE BUSINESS
               FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                            (UNAUDITED)
                    (Thousands of Dollars)

                                                    Adjustments
                                      Per Books     Dr. (Cr.)       Pro Forma

OPERATING REVENUES                    $442                           $442

OPERATING EXPENSES:
        OPERATION EXPENSE             398                            398
        PROPERTY, FRANCHISE &
           OTHER TAXES                  2                               2
        DEPRECIATION, DEPLETION &
           AMORTIZATION                 1                               1
        INCOME TAXES - NET             26            (13)(c)           13
                                      427            (13)             414

OPERATING INCOME                       15            (13)              28

OTHER INCOME                           23                              23

INTEREST BEFORE INTEREST CHARGES       38            (13)              51

INTEREST CHARGES
        INTEREST - INTERCOMPANY         -             38 (b)           38

NET INCOME                             38             25               13

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994        79                              79
                                      117             25               92
   DIVIDENDS ON COMMON STOCK            -                               -
   BALANCE AT AUGUST 31, 1995        $117           $ 25             $ 92

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

          DATA TRACK  ACCOUNT SERVICES, INC.                           S-10
             PRO FORMA ADJUSTING ENTRIES                            Page 3 of 3
               AS OF AUGUST 31, 1995
                   (UNAUDITED)
             (Thousands of Dollars)

                                                    Debit          Credit
          (a)
Cash                                                 648
     Notes Payable Intercompany - Current                           648

To increase money pool borrowings
to allocable share of incremental borrowings.

          (b)
Interest Expense Intercompany                         38
     Cash                                                            38

To record interest expense on borrowings in entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                    13
     Income Tax Expense                                              13

To record tax effect of entry (b) at 35%.